Jones Lang LaSalle Reports Strong First Quarter 2007;
                  Net Income of $27.2 Million, $0.81 Per Share

                       Firm Declares Semi-Annual Dividend

      CHICAGO, May 1 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading integrated global real estate services and money management firm, today reported net income of $27.2 million, or $0.81 per diluted share of common stock, for the quarter ended March 31, 2007, compared with net income of $4.6 million, or $0.14 per share, for the first quarter of 2006. Revenue for the first quarter of 2007 was $490 million, an increase of 45 percent in U.S. dollars and 39 percent in local currencies from the prior year. Operating income for the first quarter of 2007 was $36.4 million compared with $8.7 million for the prior year.

      Continued favorable market conditions, positive returns from strategic investments made in 2005 and 2006, and the size and timing of transactions contributed to revenue growth in all operating segments. Revenue and operating income growth were particularly strong in EMEA, which had operating income of $14.7 million in the first quarter of 2007 compared with a loss of $4.9 million for the same period last year. Asia Pacific's revenue and LaSalle Investment Management's advisory fees also had healthy increases over the prior year. Operating income in the Americas region increased to $6.5 million from a loss of $0.7 million in 2006.

      First Quarter 2007 Highlights:

      -- Revenue increased 45 percent to $490 million with growth in all business segments

      --    Operating income increased to $36.4 million from $8.7 million

      --    Net income increased to $27.2 million from $4.6 million

      --    Semi-annual dividend declared


      "The strength of our first-quarter performance is a clear sign that we are sustaining the momentum that drove us successfully through last year," said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. "Our results reflect the investments we have made over the past two years; healthy conditions in the world's major economies, global real estate and capital markets; and the commitment of our people to superior client service. This strong start positions us well for the rest of 2007," Dyer added.

      Operating expenses of $454 million for the first quarter of 2007 represented an increase of 38 percent in U.S. dollars and 32 percent in local currencies compared with the prior year's expenses of $328 million. The increase in operating expenses continued to be driven by significant additions to Global Capital Markets and Leasing broker teams, additional client-service staff, and the expansion of offices. Higher incentive compensation costs related to the strong revenue and profit performance also contributed to the increase.

      Declaration of Semi-Annual Dividend

      The firm also announced that its Board of Directors has declared a semi-annual dividend of $0.35 per share of its common stock. The dividend payment will be made on June 15, 2007, to holders of record at the close of business on May 15, 2007. A dividend-equivalent in the same amount also will be paid simultaneously on outstanding but unvested shares of restricted stock units granted under the Company's Stock Award and Incentive Plan.

      Business Segment First Quarter Performance Highlights

      Investor and Occupier Services

      -- In the Americas region, revenue for the first quarter of 2007 was $148 million, an increase of 31 percent over the same period last year. The growth was driven mainly by Transaction Services, which grew 51 percent for the quarter, while Management Services grew 14 percent for the same period over the prior year.

            The current quarter's growth benefited from activity in both the Markets group, whose focus is to maximize the firm's competitive position in key local markets, and the Accounts organization, whose focus is on delivering services and strategic advice to corporate clients. The Markets group revenue growth of 29 percent resulted from strong leasing markets and an increased number of large transactions that closed in 2007. The Accounts group revenue grew 28 percent over the prior year due, in part, to transactions being accelerated into the first quarter of 2007. Strong performance was also seen in Capital Markets, where year-over-year revenue growth was 84 percent. Revenue in Regional Operations (Canada and Latin America) increased 28 percent for the quarter compared with the prior year, primarily as the result of transactions closing in the quarter that had been delayed from the last quarter of 2006.

            Total operating expenses increased 24 percent for the first quarter compared with 2006. Contributing to the increase was the addition of significant staff, including 60 new strategic hires, and higher incentive compensation expenses as a result of the growth in both revenue-generating activities and profit performance.

      -- EMEA's revenue for the first quarter of 2007 was $177 million, an increase of 71 percent in U.S. dollars and 55 percent in local currencies over the same period in 2006. Transaction Services revenue grew 79 percent to $142 million for the quarter, while Management Services revenue grew 51 percent to $32 million.

            The region's growth benefited from an increased number of revenue-generators, strong underlying market conditions and a large Capital Markets portfolio transaction completed in Germany. As a result, revenue in Germany increased nearly 300 percent compared with the prior year. Throughout the region, Advisory Services and Agency Leasing also had solid revenue growth in 2007 compared with the prior year, with revenue up 72 and 23 percent, respectively. The United Kingdom, the largest market in the region, also had strong growth in 2007, as revenue increased 25 percent year over year. The EMEA Hotels business had robust growth in the first quarter, with revenue up over 200 percent compared with the prior year.

            Operating expenses increased by 50 percent in U.S. dollars and 36 percent in local currencies for the first quarter of 2007 compared with the prior year. The increase was primarily due to acquisitions, staff additions to service clients and grow market share, and increased incentive compensation driven by improved revenue and profit performance.

      -- Revenue for the Asia Pacific region for the first quarter of 2007 was $86 million, an increase of 49 percent in U.S. dollars and 44 percent in local currencies over the prior year. Growth for the quarter resulted from both Management Services revenue, which increased 62 percent, and Transaction Services revenue, which increased 38 percent.

            Geographically, the strongest revenue contributions were from the growth markets of India, Japan, China and Korea. Revenue for this group grew over 100 percent in 2007 compared with the prior year. India and Japan led the growth, representing a combined 85 percent of the group's growth. The core markets of Australia, Hong Kong and Singapore also had healthy growth, with revenue up 21 percent compared with the prior year.

            Operating expenses for the region increased 52 percent in U.S. dollars and 47 percent in local currencies over the prior year. The increase in operating expenses at a faster pace than revenue was the result of continued expansion of the geographic platform, client service capabilities and technology infrastructure throughout the region during 2006. These additional expenses support market expansion through the opening of new offices and continued investment in people, to maintain the firm's leading market position and capitalize on continued growth opportunities in the region.

      LaSalle Investment Management

            LaSalle Investment Management's first-quarter revenue grew to $79 million, up 27 percent in U.S. dollars and 23 percent in local currencies over the prior year. The increase in revenue was driven both by the continued growth of the annuity-based business and by incentive fees generated from strong performance of clients' investments managed by the firm. The firm's continued focus on the growth in annuity revenue led to a year-over-year increase in Advisory fees of 41 percent over 2006. The growth in the annuity business was principally due to a healthy increase in assets under management.

            Incentive fees vary significantly from period to period due to both the performance of the underlying investments and the contractual timing of the measurement periods for different clients. During the first quarter of 2007, incentive fees were $21.9 million, up 61 percent from 2006.

            LaSalle Investment Management raised over $1.4 billion of equity in the first quarter of 2007, with global securities mandates accounting for approximately 80 percent of the capital. Investments made on behalf of clients in the first quarter of 2007 were $1.3 billion, approximately the same amount as 2006. Over the last 12 months, assets under management grew to $44.3 billion from $34.0 billion, an increase of 30 percent.


      Summary

      The firm experienced strong top-line growth across all segments in the first quarter of 2007, the result of continued strength of the real estate markets as well as continued investments in its globally diverse business platform and service lines. The first quarter of 2007 was positively impacted by increased incentive fees, as well as the size and timing of Capital Markets transactions which, by their nature, vary significantly from period to period. The aggressive strategic investments made by the firm over the last two years, which have included several acquisitions and the addition of a significant number of revenue-generators, service lines and infrastructure, also have started to show a positive impact on margins.

      About Jones Lang LaSalle

      Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to FORTUNE magazine's "100 Best Companies to Work For" and Forbes magazine's "400 Best Big Companies," has approximately 160 offices worldwide and operates in more than 450 cities in over 50 countries. With 2006 revenue of over $2.0 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of over 1.0 billion square feet worldwide. In 2006, the firm completed Capital Market sales and acquisitions, debt financing, and equity placements on assets and portfolios valued at $70.9 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $44.3 billion of assets under management. For further information, please visit our website, http://www.joneslanglasalle.com .

      Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, dividend payments and share repurchases may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2006 and in other reports filed with the Securities and Exchange Commission. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

      Conference Call

      The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, May 2 at 9:00 a.m. EDT.

      To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

    -- U.S. callers:                   +1 877 809 9540
    -- International callers:          +1 706 679 7364
    -- Pass code:                      6247756

      Replay Information Available: (11:00 a.m. EDT) Wednesday, May 2 through Midnight EDT May 9 at the following numbers:

    -- U.S. callers:                   +1 800 642 1687
    -- International callers:          +1 706 645 9291
    -- Pass code:                      6247756

      Live web cast

      Follow these steps to listen to the web cast:

      1.    You must have a minimum 14.4 Kbps Internet connection

      2. Log on to http://www.videonewswire.com/event.asp?id=39277 and follow instructions

      3. Download free Windows Media Player software: (link located under registration form)

      4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

      This information is also available on the company's website at http://www.joneslanglasalle.com . If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
               For the Three Months Ended March 31, 2007 and 2006
                        (in thousands, except share data)
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                                      2007           2006


    Revenue                                         $490,054       $337,098

    Operating expenses:
      Compensation and benefits                      325,657        231,246
      Operating, administrative and other            115,736         87,663
      Depreciation and amortization                   12,625          9,976
      Restructuring credits                             (411)          (501)

        Total operating expenses                     453,607        328,384

        Operating income                              36,447          8,714

    Interest expense, net of interest income           1,838          3,209
    Gain on sale of investment                         2,425              -
    Equity in earnings (loss) from
     unconsolidated ventures                             133           (944)

    Income before provision for income taxes          37,167          4,561
    Provision for income taxes                         9,923          1,181

    Net income before cumulative
     effect of accounting change                      27,244          3,380
    Cumulative effect of change in
     accounting principle                                  -          1,180
    Net income                                       $27,244         $4,560


    Net income available to common shareholders     $ 27,244        $ 4,560

    EBITDA                                          $ 51,630       $ 18,926


    Basic earnings per common share                   $ 0.85         $ 0.14

    Basic weighted average shares outstanding     31,929,818     31,511,880


    Diluted earnings per common share                 $ 0.81         $ 0.14

    Diluted weighted average shares outstanding   33,687,389     33,681,263


    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
               For the Three Months Ended March 31, 2007 and 2006
                                 (in thousands)
                                   (Unaudited)

                                                 Three Months Ended March 31,
                                                       2007           2006


    INVESTOR & OCCUPIER SERVICES -
      AMERICAS
        Revenue:
          Transaction services                       $72,688        $48,212
          Management services                         70,933         62,261
          Equity earnings                                150            149
          Other services                               4,496          2,542
                                                     148,267        113,164

        Operating expenses:
          Compensation, operating and
           administrative                            135,884        108,605
          Depreciation and amortization                5,922          5,302
                                                     141,806        113,907

          Operating income (loss)                     $6,461          $(743)


      EMEA
        Revenue:
          Transaction services                      $142,138        $79,375
          Management services                         32,083         21,221
          Equity loss                                   (367)          (220)
          Other services                               3,037          2,969
                                                     176,891        103,345

        Operating expenses:
          Compensation, operating and
           administrative                            157,726        105,719
          Depreciation and amortization                4,515          2,508
                                                     162,241        108,227

          Operating income (loss)                    $14,650        $(4,882)


      ASIA PACIFIC
        Revenue:
          Transaction services                       $39,596        $28,648
          Management services                         45,059         27,840
          Equity earnings                                 21            217
          Other services                               1,720          1,197
                                                      86,396         57,902

        Operating expenses:
          Compensation, operating and
           administrative                             87,520         56,773
          Depreciation and amortization                1,773          1,822
                                                      89,293         58,595

          Operating loss                             $(2,897)         $(693)



      LASALLE INVESTMENT MANAGEMENT
        Revenue:
          Transaction services                        $2,519        $11,020
          Advisory fees                               53,919         38,269
          Incentive fees                              21,866         13,544
          Equity earnings (loss)                         329         (1,090)
                                                      78,633         61,743

        Operating expenses:
          Compensation, operating and
           administrative                             60,263         47,812
          Depreciation and amortization                  415            344
                                                      60,678         48,156

          Operating income                           $17,955        $13,587


          Total segment revenue                      490,187        336,154
          Reclassification of equity
           earnings (loss)                               133           (944)
            Total revenue                           $490,054       $337,098

            Total segment operating expenses        $454,018       $328,885

            Operating income before non-recurring
             items                                   $36,036         $8,213

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
              Consolidated Balance Sheets March 31, 2007, December
                           31, 2006 and March 31, 2006
                                 (in thousands)


                                    March 31,                     March 31,
                                      2007        December 31,      2006
                                  (Unaudited)         2006       (Unaudited)


    ASSETS
    Current assets:
      Cash and cash equivalents     $43,253         $50,612       $30,503
      Trade receivables, net of
       allowances                   565,654         630,121       370,435
      Notes and other receivables    44,163          30,079        20,152
      Prepaid expenses               23,859          28,040        21,141
      Deferred tax assets            47,806          49,230        23,679
      Other assets                   27,668          19,363        12,240
        Total current assets        752,403         807,445       478,150

      Property and equipment,
       at cost, less accumulated
       depreciation                 131,024         120,376        83,834
      Goodwill, with indefinite
       useful lives, at cost, less
       accumulated amortization     529,912         520,478       480,486
      Identified intangibles,
       with finite useful lives,
       at cost, less accumulated
       amortization                  37,959          37,583        43,185
      Investments in real estate
       ventures                     133,227         131,789        86,545
      Long-term receivables          27,978          29,781        22,304
      Deferred tax assets            39,434          37,465        70,130
      Other assets                   48,815          45,031        28,978
                                 $1,700,752      $1,729,948    $1,293,612

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable and accrued
       liabilities                 $176,125        $221,356      $123,491
      Accrued compensation          283,099         514,586       162,264
      Short-term borrowings          29,090          17,738        14,627
      Deferred tax liabilities        1,734           1,426         3,296
      Deferred income                22,988          31,896        29,479
      Other liabilities              41,115          43,444        19,507
        Total current liabilities   554,151         830,446       352,664

    Long-term liabilities:
      Credit facilities             236,770          32,398       267,532
      Deferred tax liabilities        2,090             648         3,099
      Deferred compensation          29,883          30,668        25,171
      Minimum pension liability      19,749          19,252        17,024
      Deferred business acquisition
       obligations                   40,319          34,178        31,518
      Other liabilities              40,919          31,978        34,474
        Total liabilities           923,881         979,568       731,482

    Stockholders' equity:
      Common stock, $.01 par value
       per share, 100,000,000 shares
       authorized; 36,785,205,
       36,592,864 and 35,756,923
       shares issued and outstanding
       as of March 31, 2007, December
       31, 2006 and March 31, 2006,
       respectively                     368             366           358
      Additional paid-in capital    693,572         676,270       631,921
      Retained earnings             283,158         255,914       104,702
      Stock held by subsidiary     (219,359)       (197,543)     (141,343)
      Stock held in trust            (1,427)         (1,427)         (996)
      Accumulated other
       comprehensive income (loss)   20,559          16,800       (32,512)
        Total stockholders' equity  776,871         750,380       562,130
                                 $1,700,752      $1,729,948    $1,293,612

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
               For the Three Months Ended March 31, 2007 and 2006
                                 (in thousands)
                                   (Unaudited)


                                                 Three Months Ended March 31,
                                                      2007            2006


    Cash provided by earnings                        $56,137        $25,354

    Cash used in working capital                    (238,554)      (112,340)

    Cash used in operating activities               (182,417)       (86,986)

    Cash used in investing activities                (24,547)      (159,341)

    Cash provided by financing activities            199,605        248,172

      Net increase (decrease) in cash and
       cash equivalents                               (7,359)         1,845

    Cash and cash equivalents, beginning of period    50,612         28,658

    Cash and cash equivalents, end of period          43,253        $30,503

                         JONES LANG LASALLE INCORPORATED

                            Financial Statement Notes

    1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

         Below is a reconciliation of net income to EBITDA (in thousands):

                                                 Three Months Ended March 31,
                                                       2007           2006

         Net income                                  $27,244         $4,560
         Add:
         Interest expense, net of interest income      1,838          3,209
         Provision for income taxes                    9,923          1,181
         Depreciation and amortization                12,625          9.976
         EBITDA                                      $51,630        $18,926

       Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                  Three Months Ended March 31,
                                                       2007           2006


         Net cash used in operating activities     $(182,417)      $(86,986)
         Add:
         Interest expense, net of interest income      1,838          3,209
         Change in working capital and non-cash
          expenses                                   222,286        101,522
         Provision for income taxes                    9,923          1,181
         EBITDA                                      $51,630        $18,926

    2. Net debt represents the aggregate of Short-Term Borrowings and Credit Facilities, less Cash and Cash Equivalents.

    3. For purposes of segment operating results, the allocation of restructuring charges to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

    4. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, to be filed with the Securities and Exchange Commission shortly.

    5. Earnings per common share is calculated by dividing net income available to common shareholders by weighted average shares outstanding.

                                                      Three Months Ended
                                                            March 31,
                                                      2007            2006

         Net income before cumulative effect of
          change in accounting principle             $27,244         $3,380
         Cumulative effect of change in accounting
          principle                                        -          1,180

         Net income available to common shareholders $27,244         $4,560


         Basic weighted average shares
          outstanding                             31,929,818     31,511,880

         Basic income per common share before
          cumulative effect of change in
          accounting principle and dividends on
          unvested common stock                        $0.85          $0.10
         Cumulative effect of change in
          accounting principle                             -           0.04
         Basic earnings per common share               $0.85          $0.14


         Diluted weighted average shares
          outstanding                             33,687,389     33,681,263

         Diluted income per common share before
          cumulative effect of change in
          accounting principle and dividends on
          unvested common stock                        $0.81          $0.10
         Cumulative effect of change in
          accounting principle                             -           0.04
         Diluted earnings per common share             $0.81          $0.14


    6. Europe, Middle East, Africa - EMEA; previously referred to as Europe.


SOURCE  Jones Lang LaSalle Incorporated
    -0-                             05/01/2007
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer, of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /Web site:  http://www.joneslanglasalle.com /